Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our reports dated March 15, 2006 and December 15, 2005, with respect to the consolidated financial statements of Premier Devices, Inc., as of and for the years ended December 31, 2005, 2004 and 2003, in this Current Report on Form 8-K/A of Sirenza Microdevices, Inc., and to the incorporation by reference of the reports in any Registration Statements on Form S-3 or Form S-8 of Sirenza Microdevices, Inc. filed with the Securities and Exchange Commission prior to the date hereof and any amendments thereto.

/s/ C.G. Uhlenberg

Redwood City, California

June 15, 2006